Stockholders Of First Trust Dynamic Europe Equity Income Fund File Lawsuit
To Enforce Voting Results For Election of Trustees

Saddle Brook, NJ – May 11, 2023 – Bulldog Investors LLP, Special Opportunities Fund, Inc. (“SPE”), and High Income Securities Fund (“PCF”) today announced that they have filed an action in the U.S. District Court for the District of Massachusetts to, among other things, enforce the voting results in favor of SPE’s nominees for election to the Board of Trustees of First Trust Dynamic Europe Equity Income Fund (“FDEU”) at its annual meeting on April 3, 2023.

The action seeks a declaration that SPE’s nominees to the Board received a majority of the votes that would have been cast by stockholders but for the fact that the incumbent Board improperly refused to count them in order to prevent a fair election. The action also seeks a declaration that FDEU’s control share bylaw, which purports to limit the voting rights of stockholders of FDEU beyond certain ownership thresholds, violates the Investment Company Act of 1940, and is therefore invalid.

Phillip Goldstein, a managing partner of Bulldog Investors and Chairman of SPE and PCF stated: “This lawsuit seeks to vindicate the voting rights of FDEU’s stockholders. While concerns about voter suppression in political elections permeate the news, they are dwarfed by this audacious attempt by FDEU’s trustees to prevent stockholders’ votes from being counted.”

Morris Kandinov LLP is serving as counsel to Bulldog, SPE and PCF in the litigation.

About Bulldog Investors LLP

Bulldog Investors LLP is an SEC-registered investment adviser to SPE and separately managed accounts. (www.BulldogInvestors.com)

Contacts:

InvestorCom LLC
John Glenn Grau
(203) 972-9300 ext. 110

Morris Kandinov LLP
Aaron Morris
(877) 216-1552
aaron@moka.law